               Oppenheimer Trinity Core Fund
          Supplement dated January 2, 2003 to the
  Statement of Additional Information dated September 24,
               2002, Revised October 15, 2002

The  Statement  of  Additional  Information  is  changed  as follows:

1.    Effective December 31, 2002, Mr. Leon Levy resigned
      as a Trustee of the Fund and Mr. Clayton Yeutter was
      elected as Chairman of the Board, effective January
      1, 2003.  Therefore, the Statement of Additional
      Information is revised by deleting the biography for
      Mr. Levy on page 12 and by adding the following to
      Mr. Yeutter's biography on page 14:
            "Chairman of the Board of Trustees."

2.    In the Trustee compensation table on page 17, the
      title of "Chairman" after Mr. Levy's name is deleted
      and the title of "Chairman" is added after Mr.
      Yeutter's name.  In addition, the following footnote
      is added following Mr. Levy's name and following Mr.
      Yeutter's name:

            7. Effective    January    1,    2003,
               Clayton   Yeutter  became  Chairman
               of the  Board  of  Trustees  of the
               Board I Funds  upon the  retirement
               of Leon Levy.

January 2, 2003
PX0211.006